Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-72325, 333-37326 and 333-99859) on Form S-8 and (Nos. 333-122973, 333-126672, 333-134448, and 333-140506) on Form S-3 of our reports dated March 13, 2008 with respect to the consolidated balance sheets of Sanders Morris Harris Group Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 which reports appear in the December 31, 2007 annual report on Form 10-K of Sanders Morris Harris Group Inc.

As described in note 2, the Company has restated the consolidated statement of cash flows for the year ended December 31, 2005.

As described in note 1, the Company changed its method for accounting for stock-based compensation in 2006.

/s/ KPMG LLP
KPMG LLP
Houston, Texas March 13, 2008